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                                                            EXHIBIT 5

                   [Letterhead of Wyatt, Tarrant & Combs]





                                 502 562-7223

                                July 17, 1998


Board of Directors
Republic Bancorp, Inc.
601 West Market Street
Louisville, Kentucky  40202

Gentlemen:

     We have acted as counsel to Republic Bancorp, Inc. ("Republic") in connection with the Registration Statement on Form S-1 (Registration No. 333-56583), filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933 (the "Act"), as amended by Pre-Effective Amendment No. 1 and to be amended by Pre-Effective Amendment No. 2 thereto (the "Registration Statement"), with respect to up to a maximum of 2,400,000 shares (the "Shares") of Class A Common Stock, no par value, of Republic, of which up to a maximum of 2,000,000 Shares are to be issued by Republic and 400,000 Shares are to be sold by Mr. Bernard M. Trager pursuant to an Underwriting Agreement, substantially in the form filed as Exhibit 1.1 to the Registration Statement (the "Underwriting Agreement"), among Republic, Mr. Bernard M. Trager and Morgan Keegan & Company, Inc. and J.J.B. Hilliard, W.L. Lyons, Inc., as representatives of the underwriters.

     We have examined, among other things, the Articles of Incorporation and By-Laws of Republic, the Registration Statement and the Underwriting Agreement, and are familiar with the proceedings taken by Republic relating to its issuance of Shares as contemplated by the Registration Statement. We have relied on certificates of officers of Republic and of public officials and others as to certain matters of fact relating to this opinion and have also examined such records, certificates and other documents as we have considered necessary or appropriate for the purposes of this opinion. We have assumed the genuineness of all signatures, the authenticity of all documents and records submitted to us as copies and the truthfulness of all statements of fact contained therein.

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Board of Directors
Republic Bancorp, Inc.
July 17, 1998
Page 2



     Based on the foregoing, we are of the opinion that, when the Registration Statement has become effective and the Shares are sold in accordance with the Underwriting Agreement, the Shares, when issued and sold pursuant to and in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and nonassessable.

     Our opinion addresses only the specific legal matters set forth above. We expressly disclaim any responsibility for advising you of any change hereafter occurring in circumstances touching or concerning the transaction which is the subject of this opinion, including any changes in the law or in factual matters occurring subsequent to the date of this opinion.

     We hereby consent to the filing of this opinion, or copies thereof, as an exhibit to the Registration Statement and to the reference to us under the caption "Legal Matters" in the Prospectus included in Part I of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

                                                 Very truly yours,

                                                 WYATT, TARRANT & COMBS

                                                 /s/ Wyatt, Tarrant & Combs